EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 13, 2008, relating to the consolidated financial statements of Cellegy Pharmaceuticals, Inc. which appears in Cellegy Pharmaceuticals, Inc.’s Annual Report on Form 10-K as of December 31, 2008 and for the year ended December 31, 2008.

/s/ MAYER HOFFMAN McCANN P.C.

Plymouth Meeting, Pennsylvania
May 13, 2009